KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm The Board of Managers CF Industries Nitrogen, LLC: We consent to the incorporation by reference in the registration statements (No. 333-154819, 333-177326 and 333-212440) on Form S-8 of CHS, Inc. of our report dated February 26, 2021, with respect to the consolidated balance sheets of CF Industries Nitrogen, LLC as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income, members' equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the August 31, 2020 annual report on Form 10-K/A of CHS, Inc. Chicago, Illinois February 26, 2021